Exhibit 8.2
FORM OF STATE TAX OPINION
                    , 2010
Board of Directors
Northfield Bancorp, Inc.
1410 St. Georges Avenue
Avenel, NJ 07001

Re:	New York State Franchise Tax, New Jersey Corporate Business Tax and Certain New York State Personal Income Tax and New Jersey Gross Income Tax Consequences Resulting Directly from the Proposed Conversion of the Ownership Structure of Northfield Bancorp, Inc. from a Majority-Owned Mutual Holding Company Structure to a 100% Stock Ownership Structure Through a Series of Proposed Corporate Merger Transactions and a Concurrent Offering of Newly-Issued Stock.
To the Members of the Board of Directors:
In accordance with your request, we render our opinion relating to the New York State franchise tax, New Jersey corporate business tax and certain New York State personal income tax and New Jersey gross income tax consequences resulting directly from the proposed transactions more fully described below in the Statement of Facts, pursuant to which the ownership structure of Northfield Bancorp, Inc. will be converted from a majority-owned mutual holding company structure to a 100% stock ownership structure, concurrent with an offering of newly-issued stock. All capitalized terms used in this letter shall have the same meaning assigned to them as in the Plan of Conversion and Reorganization by and among Northfield Bancorp, MHC (the “Mutual Holding Company”), Northfield Bancorp, Inc. (the “Mid-Tier Holding Company”) and a newly-formed stock holding company (the “Holding Company”), as approved by the Board of Directors on June 4, 2010 (the “Plan”).
Scope of Opinion
You have asked for our opinion on the New York State franchise tax consequences, New Jersey corporate business tax and certain New York State personal income tax and New Jersey gross income tax consequences resulting directly from the Plan described in the facts below. We have not considered any non-income tax, or federal, local or foreign income tax consequences resulting directly from, or associated with, the Plan. We have also not considered any New York or New Jersey taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be

Board of Directors
Northfield Bancorp, Inc.
                    , 2010

given the transactions by the applicable authorities on any issues outside of the New York franchise tax, New Jersey corporate business tax and certain New York personal income tax and New Jersey gross income tax matters directly addressed in our opinion. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.
Statement of Facts
In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and upon the “Description of Proposed Transactions” included within the federal income tax opinion regarding the Plan, prepared by Luse Gorman Pomerenk & Schick that is to be included in the regulatory filings pertaining to the Plan (the “Federal Tax Opinion”). We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion.
A brief, but not necessarily all-inclusive, summary of the Plan is as follows:
The Holding Company, a newly-formed Delaware-chartered corporation to operate exclusively within the State of New Jersey, will be organized as a first-tier subsidiary of the Mid-Tier Holding Company. The Mid-Tier Holding Company currently owns 100% of the capital stock of Northfield Bank, a New York-chartered stock savings bank (the “Bank”). A majority interest in the capital stock of the Mid-Tier Holding Company is currently owned by the Mutual Holding Company and a minority interest is currently publicly-owned. The Mutual Holding Company will merge with and into the Mid-Tier Holding Company and the shares of the Mid-Tier Holding Company stock owned by the Mutual Holding Company will be cancelled. In exchange for their mutual ownership interests in the Mutual Holding Company, the owners of the Mutual Holding Company (the “Members”) will receive liquidation interests in the Mid-Tier Holding Company.
Immediately after the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, the Mid-Tier Holding Company will merge with and into the Holding Company. Upon the merger of the Mid-Tier Holding Company with and into the Holding Company, the outstanding stock of the Mid-Tier Holding Company that is publicly-owned will be automatically converted into the right to receive Holding Company stock based upon an exchange ratio. In addition, the liquidation interests in the Mid-Tier Holding Company owned by the Members will automatically be converted into liquidation interests in the Holding Company.
Immediately after the completion of the above steps, the Holding Company will initiate an offering of newly-issued stock, the subscription rights for which will first be offered to various qualifying depositors of the Bank (the “Eligible Account Holders,” the “Supplemental Eligible Account Holders” and the “Other Depositors”).

Board of Directors
Northfield Bancorp, Inc.
                    , 2010

The ultimate effects of the Plan are that the Company will convert from a majority-owned mutual holding company structure to a 100% stock ownership structure, will raise additional capital in a new stock offering, will continue to own 100% of the outstanding stock of the Bank and will inject some of the proceeds of the newly issued stock into the Bank in constructive exchange for additional Bank stock.
Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations
A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.
Opinion
You have provided us with a copy of the Federal Tax Opinion regarding the Plan, in which Luse Gorman Pomerenk & Schick has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.
Our opinion regarding the New York State franchise tax, New Jersey corporate business tax and New York personal income tax and New Jersey gross income tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the New York State franchise tax, New Jersey corporate business tax and certain New York personal income tax and New Jersey gross income consequences of the Plan:
New York
1)	The federal tax treatment of the Plan will be respected in the computation of the New York Entire Net Income of the Mid-Tier Holding Company, the Holding Company and the Bank pursuant to New York Tax Law Sec. 1453 and in the computation of the New York Alternative Entire Net Income pursuant to New York Tax Law Sec. 1453-A.

2)	The federal tax treatment of the Plan will be respected in the computation of the New York Entire Net Income of the Mutual Holding Company pursuant to New York Tax Law Sec. 1453 and in the computation of the New York Minimum Taxable Income

Board of Directors
Northfield Bancorp, Inc.
                    , 2010

pursuant to New York Tax Law Sec. 208.8-B.

3)	The federal tax treatment of the receipt of subscription rights and/or liquidation interests by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors under the Plan, including the federal tax treatment if these rights and interests are found to have a fair market value of greater than zero, will be respected in: a) the computation of the New York Adjusted Gross Income of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who are otherwise required to file a New York personal income tax return pursuant to New York Tax Law Sec. 612; and b) the computation of the New York Entire Net Income, New York Alternative Entire Net Income and New York Minimum Taxable Income of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who are otherwise required to file a New York franchise tax return pursuant to New York Tax Law Secs. 1453, 1453-A, 208.9 and 208.8-B.
New Jersey
1)	The federal tax treatment of the Plan will be respected in the computation of the New Jersey Entire Net Income of the Mid-Tier Holding Company, the Holding Company and the Bank pursuant to New Jersey Revenue Statute Section 54:10A-4(k).

2)	The federal tax treatment of the Plan will be respected in the computation of the New Jersey Entire Net Income of the Mutual Holding Company pursuant to New Jersey Revenue Statute Section 54:10A-4(k).

3)	The federal tax treatment of the receipt of subscription rights and/or liquidation interests by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors under the Plan, including the federal tax treatment if these rights and interests are found to have a fair market value of greater than zero, will be respected in: a) the computation of the New Jersey Gross Income of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who are otherwise required to file a New Jersey personal income tax return pursuant to New Jersey Revenue Statute Section 54A:2-1 and b) the computation of the New Jersey Entire Net Income, of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who are otherwise required to file a New Jersey corporate business tax return pursuant to New Jersey Revenue Statute Section 54:10-A-2.
Limitations on Opinion
The above opinion is effective to the extent that the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank are solvent. No opinion is expressed about the tax treatment of the transaction if these entities are insolvent. For this purpose, solvency will be determined at the end of the taxable year in which the Plan is consummated.

Board of Directors
Northfield Bancorp, Inc.
                    , 2010

Our opinion is as of                     , 2010 and we accept no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date. Our opinion is based upon the current New York State and New Jersey tax law, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the New York or New Jersey Tax Law or the New York or the New Jersey Code, Rules and Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Plan which are not specifically covered by the opinion set forth above. If there is a change, including a change having retroactive effect, in the New York State or New Jersey tax law of in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.
Our opinion is not binding on the New York State Department of Taxation and Finance (the “Department”) or the State of New Jersey Division of Taxation (the “Division”), and the Department or Division could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Department or Division would not prevail in a judicial proceeding, although we believe that the position expressed in our opinion would prevail if the matters are challenged.
The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.
The opinion expressed herein reflects what we regard to be the material New York State franchise tax, New Jersey corporate business tax, New York State personal income tax and New Jersey gross income tax effects to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Eligible Account Holders, the Supplemental Eligible Account Holders and the Other Depositors resulting directly from the transactions as described herein. Nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.
Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the New York State franchise tax consequences, the New York State personal income tax consequences, the New Jersey corporate business tax consequences and the New Jersey gross income tax consequences and our New York State and New Jersey tax opinion may differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect, if any, on the New York State or New Jersey tax consequences. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter. This opinion is given solely for the benefit of the Mutual

Board of Directors
Northfield Bancorp, Inc.
                    , 2010

Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Eligible Account Holders, the Supplemental Eligible Account Holders and the Other Depositors, and may not be relied upon by any other party without our express written consent.
Very truly yours,
Crowe Horwath LLP